214

                                                                    EXHIBIT 19.3

                           VIBRO-TECH INDUSTRIES, INC.
                         Suite 201-11240 Bridgeport Road
                          Richmond, B.C. Canada V6X 1T2

                    INFORMATION CIRCULAR AT NOVEMBER 2, 1999

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Vibro-Tech Industries, Inc. (the "Company") for use at the annual general meeting of the shareholders of the Company, to be held at the time and place and for the purposes set forth in the accompanying notice of meeting and at any adjournment. The cost of the solicitation will be borne by the Company.

COPIES OF THIS MATERIAL MAY BE OBTAINED BY EMAIL FROM THE COMPANY, ATTENTION:
NORMAN WONG AT SUITE 201-11240 BRIDGEPORT ROAD, RICHMOND, BRITISH COLUMBIA CANADA V6X IT2, TEL: 604-278-3337, FAX: 604-278-2712, EMAIL:
bjchong@vibro-tech.com.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are the president and the secretary of the Company. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON TO ATTEND AND ACT FOR HIM OR HER ON HIS OR HER BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE INSTRUMENT OF PROXY. TO EXERCISE THIS RIGHT, A SHAREHOLDER MUST STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY AND INSERT THE NAME OF HIS OR HER NOMINEE IN THE BLANK SPACE PROVIDED OR COMPLETE ANOTHER INSTRUMENT OF PROXY. THE COMPLETED PROXY MUST BE DEPOSITED WITH THE COMPANY AT SUITE 201-11240 BRIDGEPORT ROAD, RICHMOND, BRITISH COLUMBIA CANADA V6X IT2 BY DELIVERY, FAX OR EMAIL, BEFORE 11:00 A.M., PACIFIC TIME ON MONDAY, DECEMBER 13, 1999.

The instrument of proxy must be signed by the shareholder or by his or her attorney in writing, or, if the shareholder is a corporation, signed by an officer, or attorney of the corporation. If the proxy is executed by an attorney for an individual shareholder or by an officer or attorney of a corporate shareholder, the instrument so empowering the officer or the attorney, as the case may be, or a notarial copy of the instrument, must accompany the proxy instrument.

A shareholder who has given a proxy may revoke it at any time before it is exercised. A proxy may be revoked by instrument in writing executed by the shareholder, or by his or her attorney authorized in writing, or, if the shareholder is a corporation, by an officer or an authorized attorney and deposited with the Company at Suite 201-11240 Bridgeport Road, Richmond, British Columbia Canada V6X IT2 by delivery, fax or email, at any time up to and including the last business day before the day of the meeting, or any adjournment, or to the chairman of the meeting on the day of the meeting, or any adjournment.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

On any poll, the persons named in the enclosed instrument of proxy will vote the shares in respect of which they are appointed and where directions are given by the shareholder in respect of voting for, against or withholding a favorable vote on any resolution and the proxy holder will do so in accordance with such direction.

IN THE ABSENCE OF ANY DIRECTION IN THE PROXY, IT IS INTENDED THAT SUCH SHARES WILL BE VOTED IN FAVOUR OF THE MOTIONS PROPOSED TO BE MADE AT THE MEETING AS STATED UNDER THE HEADINGS IN THIS INFORMATION CIRCULAR. The instrument of proxy, when properly signed, confers discretionary authority with respect to amendments to, or variation of, the matters identified in this circular and other matters which may properly be brought before the meeting.

Management of the Company is not aware of any such amendments, variations or other matters that are to be presented for action at the meeting. However, if any other matters which are not known to management should properly come before the meeting, proxies will be exercised on such matters in accordance with the best judgment of the persons voting the proxy.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SHARES

On November 14, 1997 the name of the Company was changed from Pacific Quilt Design, Inc. to its current name of Vibro-Tech Industries, Inc. The Company has 5,823,000 common shares outstanding, each share carrying the right to one vote. Shareholders of record at the close of business on December 1, 1999 are entitled to vote at the meeting or any adjournment.

To the knowledge of the directors and senior officers of the Company, the following shareholders are recorded as, or own shares, directly or indirectly, carrying more than ten percent of the voting rights attached to outstanding shares of the Company:

Name and Municipality of                                         Percentage
       Residence                 Number of Shares          of Outstanding Shares

Pioneer Wise Limited (1)             2,000,000                    34.95% (3)
Kowloon, Hong Kong, China

Vi-Tech Holdings Ltd. (2)(3)           648,000                    11.32%
Richmond, B. C. Canada


Notes:

(1) These shares are registered in the name of Pioneer Wise Limited. Pursuant to an agreement dated August 25, 1998 and amended September 3, 1999, the Company purchased from Dr. Fu Lin Zhou certain applications for patents and a Chinese patent for isolated seismic rubber bearings for 2,000,000 shares at US$0.001 per share. Dr. Zhou directed the shares to be registered in the name of Pioneer Wise Limited.

(2) Vi-Tech Holdings Ltd. is a wholly-owned subsidiary of the Company. These shares are not beneficially owned by Vi-Tech Holdings Ltd. which is in the process of distributing the shares to the beneficial owners.

(3) The number of shares includes 108,000 shares beneficially owned by Dr. Fu Lin Zhou, making the benefical holdings of Dr. Fu Lin Zhou, including the holdings of Pioneer Wise Limited, 2,108,000 shares or 36.20% of outstanding shares of the Company.

FINANCIAL STATEMENTS

The audited consolidated financial statements of the Company for the year ending December 31, 1998 together with the auditors' report thereon and the unaudited consolidated financial statements of the Company for the period ended August 31, 1999 with the accountants' review were not at the date of mailing of this information circular available for inclusion and mailing to the shareholders of the Company. The auditors, Telford Sadovnick, P.L.L.C. are in the process of preparing such financial statements which will be provided to shareholders before and at the annual general meeting.

Shareholders will be asked to consider such financial statements. The Company will inform shareholders of when such financial statements are available from the Company.

ELECTION OF DIRECTORS

The persons named in the enclosed instrument of proxy intend to vote for the election of a board of directors comprised of five persons. The names of further nominees for election may come from the floor at the meeting.

Each director elected will hold office until the next annual general meeting or until his or her successor is duly elected, unless his or her office is earlier vacated, in accordance with the by-laws of the Company.

INFORMATION CONCERNING NOMINEES SUBMITTED BY MANAGEMENT

                                                                                                       No. of Shares
                                              Date of Election or                                   Beneficially Owned or
Name and Municipality of Residence           Appointment  to Board        Current Position              Controlled
----------------------------------           -----------  --------        ----------------              ----------

Boo Jock Chong (1)(2)                           August 12, 1999           Director, Chief                   200,000
Burnaby, British Columbia                                                 Executive Officer
                                                                          President & Treas

William Chow (1)(5)                              Dec. 3, 1997             Director,                         312,000
Richmond, British Columbia                                                Chairman of the
                                                                          Board

Joe Chung (3)                                    May 6, 1998              Vice-President                    230,000
Hong Kong, China

Rick Lui (5)                                     Dec. 3, 1997             Vice-President                    250,000
Vancouver, British Columbia

Phaik Sim Tan (1)(4)
Burnaby, British Columbia                        Aug. 12, 1999                                             175,000


Notes:
(1) Member of audit committee. The board of directors does not have an executive committee.
(2) Mr. Chong was granted on July 1, 1999 an option to purchase up to 500,000 shares for US$0.15 per share before June 30, 2003.
(3) Mr. Chung was granted on July 1, 1999 an option to purchase up to 250,000 shares for US$0.15 per share before June 30, 2003. By agreement dated August 16, 1999 Mr. Chung cancelled an option granted October 15, 1998 to acquire 436,000 shares for US$0.10 per share.
(4) By an agreement dated August 16, 1999 Ms. Tan purchased 175,000 shares for US$0.40 per share and was granted a share purchase warrant to purchase a further 175,000 shares for US$0.40 per share before August 16, 2000.
(5) By agreements dated August 16, 1999 Mr. Chow cancelled an option granted October 15, 1998 to purchase 438,000 shares for US$0.10 per share and Mr. Lui cancelled an option granted October 15, 1998 to purchase 500,000 shares for US$0.10 per share.

The following information about management's nominees for election to the board of directors has been supplied by the respective nominees:

Mr. Chong, 55, came to Canada in 1989 from Malaysia and established Canadian Medical Legacy Inc., a medical equipment supply company. Mr. Chong had been a successful businessman in Malaysia in areas ranging from rice milling, oil palm plantation and real estate development to construction. Canadian Medical went public in 1993. By 1998 it had 80 employees and revenues of Cdn$14,000,000. Canadian Medical was voted one of the 100 fastest growing companies in Canada by Profit Magazine from 1994 to 1996. Mr. Chong retired from the company as its CEO in 1997. In joining, his goals are to use his wide experience to expand the Company's operations globally and to develop core competences with other companies in the area of seismic engineering to mitigate the effects of earthquakes. Mr. Chong has entered into a management agreement providing for him to stay with the Company as president and chief executive officer until at least 2003.

Mr. Joe Chung born in 1950 in Hong Kong, graduated from the Hong Kong Polytechnic University (formerly Hong Kong Technical College) in 1973. He worked for an architectural/design firm, construction company and furniture factory respectively until 1988 when he immigrated to Canada. Mr. Chung started his own project management company in Vancouver, British Columbia. He is very experienced in product design and construction management. Mr. Chung is currently based in Hong Kong where he manages the marketing of the Company's products outside of China.

Mr. William Chow was born and raised in China. He moved to the United Kingdom in 1969 and was educated at the London University as an automotive engineer. He immigrated to Canada in 1981 where he was employed as a Service Department Manager for Hyundai and Honda respectively. In 1991, Mr. Chow started his own business, Cambie Auto Centre Inc., which has been very successful. In 1994, Mr. Chow began a joint venture with Dr. Zhou for the development, manufacture and marketing of anti-seismic technologies, and in 1995, they established Shantou Vibro-Tech Industrial & Development Co. Ltd. in Shantou, China. Mr. Chow has a strong business sense and has gained much invaluable experience and business connections in China. Mr. Chow is the founder and has been instrumental in the formation and continued success of the Company. Mr. Chow is the brother of Dr. Fu Lin Zhou.

Mr. Rick Lui was born in Hong Kong and immigrated to Canada in 1973. He graduated with a Bachelor of Business Administration in 1979 from the Simon Fraser University in British Columbia. He was employed as an Assistant Manager at a major Canadian financial institution until 1985, when he changed his career focus to real estate development and marketing. In the 1990's Mr. Lui was instrumental in marketing several real estate development projects. Mr. Lui has been a director of a real estate company, a real estate development company and is chief executive officer of a synthetic marble manufacturer in British Columbia, which specializes in building supplies and bath products.

Ms. Tan was born in Malaysia and immigrated to Canada in 1994. Ms. Tan has graduated with a Bachelor of Science in Electrical Engineering in 1984 and a Masters of Business Administration in 1987, both from the University of Wisconsin (Madison). Since that time, Ms. Tan has worked in Tennessee for Nissan Motors Ltd., in Singapore marketing computer networks and in Canada running a printing a company. Ms. Tan is responsible for monitoring the financial matters for the Company.

Dr. Fu Lin Zhou is not a member of the board of directors of the Company but is an integral part of the operation of the Company's subsidiary, Shantou Vibro-Tech Industrial & Development Co. Ltd. The principal shareholder of the Company, Dr. Fu Lin Zhou is an international expert in seismology. As vice-president of the South China Construction University (China), he is a member of the International Association of Earthquake Engineering (IAEE) and the International Association of Bridge Structure Engineering (IABSE). Moreover, Dr. Zhou is a Senior Consultant to the China Association of Earthquake Engineering and China Society of Seismic Control of Structure Association respectively. He has published several and many articles about earthquakes and methods of their control. Dr. Zhou holds the patent rights in China to a number of advanced anti-seismic technologies. Four-time winner of the National Science and Technology Prize, Dr. Zhou is also a consultant to the United Nations and is involved in international research and design projects in earthquake engineering. Dr. Zhou is the brother of the chairman, Mr. William Chow.

EXECUTIVE COMPENSATION

A. Interpretation

Applicable securities legislation defines "Executive Officer" to mean the chairman and any vice-chairman of the board of directors of the Company, where the functions of the office are performed on a full-time basis, the president, any vice-president in charge of a principal business unit, division or function such as sales, finance or production and any officer of the Company or its subsidiaries or any other person who performed a policy-making function in respect of the Company, whether or not the individual is also a director of the Company or its subsidiaries.

Furthermore, applicable securities legislation defines "Named Executive Officer" to mean each chief executive officer, despite the amount of compensation, each of the Company's four highest compensated executive officers, other than the chief executive officer, provided disclosure is not required for an executive officer whose total salary and bonus does not exceed $100,000, and any individual for whom disclosure would have been provided but for the fact that the individual was not serving as an Executive Officer at the end of the most recently completed financial year end. All dollar amounts are in US dollars.

B. Summary of Compensation

In 1999, the Company had four Executive Officers: the chairman of the board of directors, William Chow; the president and chief executive officer of the Company, Boo Jock Chong; the vice-president and a member of the board of directors, Joe Chung; and the principal shareholder of the Company, Dr. Zhou Fu Lin. In 1998, the Company had three Named Executive Officer: the president and chief executive officer of the Company, William Chow, the vice-president and a member of the board of directors, Joe Chung; and the principal shareholder of the Company, Dr. Fu Lin Zhou. During the three most recently completed financial years compensation paid to the Named Executive Officer was:

                                           Annual Compensation           Long Term Compensation
                                           -------------------           ----------------------
 Name and Principal                                                            Other Annual   No of Securities        All Other
      Position -                Year        Salary ($)          Bonus ($)      Compensation     Under Option       Compensation ($)
                                1999
-----------------------------------------------------------------------------------------------------------------------------------
William Chow                    1999 (1)       Nil               Nil                Nil              Nil                Nil
                                1998           Nil               Nil                Nil           438,000 (6)           Nil
                                1997           Nil               Nil                Nil              Nil                Nil

Boo Jock Chong  (2)             1999 (1)     $7,000 (3)          Nil                Nil           500,000 (2)           Nil

Joe Chung                       1999 (1)    $20,000 (4)          Nil                Nil           250,000 (5)           Nil
                                                                                                  436,000 (6)
                                1998        $12,137              Nil                Nil           436,000               Nil
                                1997           Nil               Nil                Nil              Nil                Nil
                                                                 Nil
Fu Lin Zhou (9)                 1999 (1)       Nil               Nil                Nil            442,000 (6)       $36,000 (9)
                                1998           Nil               Nil           200,000 shs (7)    442,000            $50,812 (9)
                                                                             2,000,000 shs (8)
                                1997           Nil               Nil                Nil              Nil             $54,787 (9)


Notes:

(1)  For the fiscal period ended August 31, 1999.
(2) Mr. Chong joined the Company on August 12, 1999. An option was granted July 1, 1999 to acquire up to 500,000 shares for US$0.15 per share before June 30, 2003.
(3)  Pursuant to a management agreement dated July 1, 1999.
(4) Mr. Chung also receives 5,000 remimbi per month from, and his accommodation is paid for by, Shantou Vibro-Tech Industrial & Development Co. Ltd., the Chinese subsidiary of the Company.
(5) An option was granted July 1, 1999 to acquire up to 250,000 shares for US$0.15 per share before June 30, 2003.
(6) Options to purchase the number of shares shown were granted October 15, 1998 and cancelled August 16, 1999.
(7) In August, 1998 Dr. Zhou was issued 200,000 shares of the Company at a par value of US$0.0001 per share as compensation for work done.
(8) By an agreement dated August 25, 1998 Dr. Zhou sold to the Company for 2,000,000 shares with a par value of US$0.001 per share certain Chinese applications for patents and a Chinese patent. The Company was obligated to issue a further 3,000,000 shares. The agreement was amended by agreement dated September 3, 1999 canceling the obligation of the Company to issue any further shares.
(9) By an agreement dated as of January 1, 1999 between Dr. Zhou and the Company's subsidiary, Shantou Vibro-Tech Industrial & Development Co. Ltd., Dr. Zhou assigned current technology relating to isolated seismic rubber bearings for a royalty of five percent of gross sales in China before value added tax. By an agreement dated as of January 1, 1999 between Dr, Zhou and Vibro-Tech Industries Ltd. (Hong Kong), Dr. Zhou granted the right to sell products outside of China for a royalty of five percent of the gross sales price less applicable taxes.

C. Long-Term Incentive Plan Awards

The Company does not have any, and did not grant any, long-term incentive plan awards during the most recently completed financial year.

D. Options Granted During the Most Recently Completed Financial Year to the Named Executive Officer

By agreements dated July 1, 1999 Boo Jock Chong was granted an option to acquire up to 500,000 shares for US$0.15 per share before June 30, 2003 and Joe Chung was granted an option to acquire up to 250,000 shares for US$0.15 per share before June 30, 2003.

E. Options Exercised and Outstanding for the Named Executive Officer

There were no options exercised by the Named Executive Officer during the financial year ended December 31, 1998 or in the period ended October 31, 1999. The value at October 31, 1999 of any unexercised in-the-money options held by the Named Executive Officer was:

                                                                                           Value of Unexercised
                     Shares Acquired        Aggregate Value         Unexercised            In-the-Money Options
Name                    On Exercise           Realized           Options at Oct. 31, 99     At Oct. 31, 1999
----------------------------------------------------------------------------------------------------------------
Boo Jock Chong             Nil                  Nil                  500,000                       Nil

Joe Chung                  Nil                  Nil                  250,000                       Nil


Section 1.1 F. Repricing of Options

There was no repricing of options in the fiscal period ending December 31, 1998 or in the period ended October 31, 1999.

G. Other By an agreement dated August 16, 1999 Ms. Phaik Sim Tan purchased 175,000 shares of the Company for US$0.40 per share and was granted 175,000 share purchase warrants, each warrant entitling the holder to acquire a share for US$0.40 per share before August 16, 2000.

The management agreement dated July 1, 1999 with Boo Jock Chong provides that if the agreement is terminated after July 1, 2000 Mr. Chong will be paid on termination the same amount as was paid by the Company to him in the previous ten months.

There is no arrangement for compensation with respect to termination of executive officers if a change of control of the Company occurs. No pension or retirement benefit plans have been instituted by the Company and none is proposed.

Section 1.2 H. Options and Share Purchase Warrants Exercised and Outstanding

The following table sets forth information concerning the exercise of options during the financial year ended December 31, 1998 and the period ended October 31, 1999 and the number of options outstanding at October 31, 1999:


                                                                            Number of Options
                          No. Shares Acquired                                Outstanding at
Name                      On Exercise of Option      Exercise Price         November 3, 1999        Expiry Date
-------------------------------------------------------------------------------------------------------------------

Boo Jock Chong                  Nil                    US$0.15                  500,000           June 30, 2003
Joe Chung                       Nil                       0.15                  250,000           June 30, 2003
William Chow                    Nil                       0.10                  438,000           Aug. 16, 1999 (1)
Joe Chung                       Nil                       0.10                  436,000           Aug. 16, 1999 (1)
Rick Lui                        Nil                       0.10                  500,000           Aug. 16, 1999 (1)
Zhou Fu Lin                     Nil                       0.10                  442,000           Aug. 16, 1999 (1)
Shi Kit Cheung                  Nil                       0.10                  750,000           June 8, 1999  (2)
Dr. Wilson Tam                  Nil                       0.10                  550,000           June 5, 1999  (2)
Cecilia Yee                     Nil                       0.10                  750,000           June 5, 1999  (2)
Dr. Miles Price (3)          30,000                       0.15                      Nil           June 30, 2003


Notes:

(1) Cancelled by agreements dated August 16, 1999.

(2) Cancelled by passage of time after resignation from board of directors.

(3) Dr. Miles Price is the consultant for the Company in the Republic of Mexico.

The following table sets forth information concerning the exercise of share purchase warrants during the financial year ended December 31, 1998 and for the period ended October 31, 1999 and the number of share purchase warrants outstanding at December 31, 1998 and for the period ended October 31, 1999:


                                      223

                                                                            Number of Warrants
                        No. Shares Acquired on                               Outstanding at
Name                      Exercise of Warrants     Exercise Price           December 31, 1997        Expiry Date
------------------------------------------------------------------------------------------------------------------
Paik Sim Tan                    Nil                   US$0.40                    175,000           August 16, 2000
Puan Sri Chang Nga              Nil                   US$0.40                    125,000           August 16, 2000



COMPENSATION OF DIRECTORSDirectors were not compensated by the Company in their capacities as directors during the most recently completed financial year, except for payment of disbursements and as noted in the above section entitled "Executive Compensation".

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

At the December 31, 1998 and at October 31, 1999 there were no monies owing by directors or senior officers to the Company.

MANAGEMENT CONTRACTS

The business of the Company is managed by the members of its board of directors and officers.

The Company has entered into two management agreements. The first dated July 1, 1999 is with Boo Jock Chong. The agreement provides for the engagement of Mr. Chong as the president and chief executive officer of the Company and the payment of a monthly fee of US$3,500 to December 31, 1999, of a monthly fee of US$4,000 to June 30, 2000 and thereafter, what was paid in the previous period plus ten percent, adjusted each June 30. Mr. Chong is also provided a car allowance of US$150 per month and medical and dental benefits. The agreement provides for the grant of an option to acquire 500,000 shares for US$0.15 per share. This option has been granted. The agreement automatically renews each June 30 if a party has not given notice of termination. Mr. Chong may engage in other business activities.

The second management agreement dated August 26, 1999 is with Mr. Joe Chung. The agreement provides for the engagement of Mr. Chung as executive vice-president of the China subsidiaries of the Company at a monthly fee of US$2,500 to December 31, 2000, of US$3,000 to June 30, 2000 and increasing by ten percent in each annual period thereafter. The term of the Agreement is to July 31, 2003 and is automatically renewed if neither party gives notice of termination. The agreement provides for the grant of an option to acquire 250,000 shares for US$0.15 per share. This option has been granted. Mr. Chung may not engage in other business activities.

By an agreement dated July 23, 1999 Gary MacDonald was engaged as secretary and regulatory consultant for the Company. The agreement was amended October 20, 1999 to provide for a monthly limit of compensation of Cdn$7,000 with any extra hourly compensation at Cdn$120 per hour going to a share purchase account to purchase shares of the Company for US$0.40 per share. To November 2, 1999 Mr. MacDonald has been paid Cdn$19,900. Mr. MacDonald, age 47, is graduate of the University of British Columbia in mineral engineering (1975) and law (1978) and holder of a degree in music (1969). He practiced securities, corporate and resource law in Vancouver, British Columbia until October 1996. As an associate at Lang Michener Lawrence and Shaw from 1979 to 1985 and as a partner at the Vancouver law firm of Ferguson Gifford from January 1985 to October 1992, Mr. MacDonald has been involved in tax-assisted financings and reorganizations in the forestry, oil & gas and mining sectors and has been involved in Canadian national offerings, various stock exchange and inter-exchange listings, including a Vancouver/Hong Kong inter-listing, resource expropriation compensation claims, partnership reorganizations, resource developments and sales and Canada - United States cross-border transactions. In the United States, Mr. MacDonald has worked in the regulatory securities, corporate and partnership areas. Mr. MacDonald is responsible for overseeing legal and regulatory matters.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

None of the directors or officers of the Company, nor any person who has held such a position since the beginning of the last completed financial year of the Company or the ten month period ended October 31, 1999, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the meeting other than the election of directors and approval of the general authority to grant share purchase options. See "Approval of General Authority to Grant Incentive Options".

None of the directors or officers of the Company, nor any proposed nominee for election as a director of the Company, nor any person who beneficially owns, directly or indirectly, shares carrying more than ten percent of outstanding shares of the Company, has any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which, in either case, has or will materially affect the Company, or any subsidiaries, except as disclosed elsewhere in this information circular and as follows:

(a) by agreement dated August 25, 1998 Dr. Fu Lin Zhou assigned to the Company three applications for Chinese patents and one Chinese patent in consideration that the Company issue 2,000,000 shares to Dr. Zhou for US$0.0001 per share;

(b) by an agreement dated as of January 1, 1999 between Dr. Zhou and the Company's subsidiary, Shantou Vibro-Tech Industrial & Development Co. Ltd., Dr. Zhou assigned current technology for and agreed to act as an advisor to the company a royalty of five percent of gross sales in China before value added tax;

(c) by an agreement dated as of January 1, 1999 between Dr, Zhou and Vibro-Tech Industries Ltd. (Hong Kong), Dr. Zhou granted the right to sell products outside of China and act as an advicsor to the company for a royalty of five percent of the gross sales price less the purchase price of product and applicable taxes.

(d) by agreement dated July 1, 1999 Boo Jock Chong was engaged as the president and chief executive officer of the Company and granted an option to acquire up to 500,000 shares for US$0.15 per share before June 30, 2003; and

(e) by agreement dated July 1, 1999 Joe Chung was engaged as the executive vice-president of the Chinese subsidiaries of the Company and granted an option to acquire up to 250,000 shares for US$0.15 per share before June 30, 2003.

APPOINTMENT AND REMUNERATION OF AUDITORS

The initial auditor of the Company was Mr. Keith Margetson, C.A., Vancouver, B.
C. Canada. By resolution dated August 12, 1999 the firm of Telford Sadovnick, P.L.L.C., Chartered Accountants, Bellingham, Washington was engaged. The persons named in the enclosed instrument of proxy will vote in favour of the appointment of Telford Sadovnick, P.L.L.C., Chartered Accountants, as auditors for the Company, to hold office until the next annual general meeting of the shareholders, at a remuneration to be fixed by the board of directors.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

A. General Authority to Grant Stock Options

Shareholders will be asked to approve an ordinary resolution providing that general authority be given to the board of directors to grant directors, officers and employees of the Company and its subsidiaries, until the next annual general meeting of the Company, incentive stock options to purchase up to 20% of the shares in the Company outstanding from time to time, and to amend any such options, for such periods, in such amounts and at such prices per share as agreed upon and determined at the discretion of the board of directors. The board of directors has not determined the identity of persons, if any, to be granted share purchase options or the price at which such options may be granted.

The persons named in the enclosed instrument of proxy will vote in favor of the grant of this general authority to the board of directors.

B. Other Matters

The management of the Company knows of no other matters to come before the meeting other than those referred to in the notice of meeting. Should any other matters properly come before the meeting the shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the proxy.

The content and mailing of this information circular has been approved and authorized by the board of directors.

DATED at Vancouver, British Columbia as of November 2, 1999.

BY ORDER OF THE BOARD

(signed) Gary MacDonald, Secretary